Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Southland Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	5,942,233	(1)	$3.15	(2)	$18,718,034	0.0001531	$2,865.73
	Total Offering Amounts							$18,718,034		$2,865.73
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fees Due									$2,865.73

(1)	Consists of 5,942,233 shares of our Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock of the registrant as reported on the NYSE American on February 28, 2025.
(3)	Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.